Exhibit 14.2

CST BRANDS, INC.

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This code of ethics applies to the principal executive officer, principal financial officer, and controller (hereafter collectively referred to as the Company’s “Senior Financial Officers”) of CST Brands, Inc. (the “Company”). The Company has also adopted a Code of Business Conduct and Ethics (the “Code”) that is applicable to all directors, officers and employees of the Company. The Company’s Senior Financial Officers are bound by the provisions set forth in that Code relating to, among other matters, ethical conduct, conflicts of interest and compliance with laws. In addition to that Code, the Company’s Senior Financial Officers are subject to the following provisions of this code of ethics:

1.	Public Disclosure Responsibilities. The Company’s Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports filed by the Company with the Securities and Exchange Commission. Accordingly, each Senior Financial Officer shall be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting and is responsible for promptly bringing to the attention of the Company’s Financial Reporting and Disclosure Committee (the “Disclosure Committee”) any material information that he or she becomes aware of that affects the disclosures made by the Company in its public filings. In addition, each Senior Financial Officer shall otherwise assist the Disclosure Committee in fulfilling its responsibilities for accurate and timely financial reporting and disclosure.

2.	Reporting Deficiencies in Internal Control over Financial Reporting and Fraud. Each Senior Financial Officer shall promptly furnish to the Disclosure Committee and to the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) any information that he or she may have concerning (a) any significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the Company’s ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.	Reporting Obligations with respect to Management and Certain Key Employees. Each Senior Financial Officer shall promptly furnish to the Company’s chief legal officer or the Chief Executive Officer, and to the Chairman of the Audit Committee, any information he or she may have with respect to (i) any person in the Company’s management, or (ii) any employee who has a significant role in the Company’s internal control over financial reporting concerning (a) any violation of the Company’s Code, or (b) any actual or apparent conflict of interest between personal and professional relationships.

4.	Reporting of Violations. Each Senior Financial Officer shall promptly furnish to the Company’s chief legal officer or Chief Executive Officer, and to the Chairman of the Audit Committee, any information he or she may have concerning evidence of a material violation by the Company, or by any employee or agent thereof, of (a) any securities laws or other laws, rules or regulations applicable to the Company or the operation of its business, or (b) the Code or this code of ethics.

5.	Disciplinary Action. (i) The Board of Directors of the Company shall determine, or designate appropriate persons to determine, appropriate actions to be taken to address any violation of this code of ethics or the Code by any of the Company’s Senior Financial Officers. Such disciplinary actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this code of ethics and the Code, and shall include, in the Board’s discretion: (a) written notices to the individual involved that the Board has determined that there has been a violation, (b) censure by the Company’s Board of Directors, (c) demotion or re-assignment of the individual involved, (d) suspension with or without pay or benefits (as determined by the Company’s Board of directors), and/or (e) termination of the individual’s employment.

(ii) In determining what action is appropriate in a particular case, the Company’s Board of Directors (or its designee) shall take into account all pertinent information, including the nature and severity of the violation, whether the violation was a single occurrence or one of several occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

This code is subject to all applicable laws, rules and regulations and incorporates by reference the Code that applies to all directors, officers and employees of the Company. If there is a conflict between this code, the Code, any Company policy, or any applicable law, rule or regulation, you are to consult with the Audit Committee for guidance.

Any waiver of, modification of, or change to any part of this code may be made only by the Board of Directors or a designated board committee. In the event that a waiver of, modification of, or a change to this code is granted, then the notice of the waiver, modification and/or change must be disclosed as required by applicable law, the NYSE and SEC rules, including disclosure through a filing with the SEC of a Form 8-K or posting on the Company’s website.

Any questions regarding this code shall be directed to the Audit Committee or the Board of Directors of the Company.